Effective as of November 30, 2023

HUB GROUP, INC. (THE “COMPANY”)

COMPENSATION CLAWBACK POLICY

1.
Purpose

The Company has adopted this Policy in part to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, and Nasdaq Listing Rule 5608, which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements or material noncompliance with financial reporting requirements under the federal securities laws.

2.
Administration

This Policy shall be administered by the Compensation Committee (the “Committee”) of the Board, and any determinations made by the Committee shall be final and binding on all affected individuals.

The Committee is authorized to interpret this Policy and to make all determinations necessary or advisable for the administration of this Policy and for the Company’s compliance with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and Nasdaq.

3.
Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

a)
“Acknowledgement Form” shall mean the acknowledgment form attached hereto as Annex A.
b)
“Board” shall mean the Board of Directors of the Company.
c)
“Clawback Eligible Incentive-based Compensation” means all Incentive-based Compensation received by Covered Executives (i) after beginning service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for such Incentive-based Compensation, and (iii) during the three completed fiscal years immediately preceding a Restatement Date.
d)
“Covered Executive” shall mean each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act.
e)
“Erroneously Awarded Compensation” shall mean, with respect to each Covered Executive in connection with a Restatement, the amount of Clawback Eligible Incentive-based Compensation that exceeds the amount of Incentive-based Compensation that would have been received by the

Effective as of November 30, 2023

Covered Executive had it been determined based on the restated amounts, without regard to any taxes paid by the Covered Executive.
f)
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
g)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price, diluted earnings per share, EBITDA, gross margin, and total shareholder return shall also constitute “Financial Reporting Measures.” A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
h)
“Incentive-based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-based Compensation shall be deemed to have been received during the fiscal period in which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if such Incentive-based Compensation is paid or granted after the end of such fiscal period. For the avoidance of doubt, Incentive-based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.
i)
“Nasdaq” shall mean the Nasdaq Stock Market LLC.
j)
“Policy” shall mean this compensation clawback policy, as may be amended or restated from time to time.
k)
“Restatement” shall mean an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
l)
“Restatement Date” shall be the earlier of (i) the date the Board, a committee of the Board, or the Company’s management if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.
m)
“SEC” shall mean the U.S. Securities and Exchange Commission.

Effective as of November 30, 2023

4.
Effective Date

This Policy was adopted by the Board as of November 30, 2023, and shall apply to Incentive-based Compensation that is received on or after October 2, 2023.

5.
Mandatory Recovery

In the event the Company is required to prepare a Restatement, the Company shall, as promptly as reasonably possible, recover any Erroneously Awarded Compensation. For Incentive-based Compensation based on stock price or total shareholder return, the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received, and the Company shall document such reasonable estimate and provide such documentation to Nasdaq.

Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Erroneously Awarded Compensation pursuant to this Policy.

The Committee shall determine, in its sole discretion, the method of recovering any Erroneously Awarded Compensation pursuant to this Policy. Such methods may include: (i) direct recovery by reimbursement; (ii) set-off against future compensation; (iii) forfeiture of equity awards; (iv) set-off or cancelation against planned future awards; (v) forfeiture of deferred compensation (subject to compliance with the Internal Revenue Code and related regulations); and (vi) any other recovery action approved by the Committee and permitted under applicable law.

To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation.

6.
Discretionary Recovery

In addition to the other rights and responsibilities under this Policy, in the event of a Restatement, the Committee will review the facts and circumstance that led to the requirement for the Restatement and will take such additional actions as it deems necessary or appropriate regarding any current or former employee of the Company (i) at the level of VP or higher (including Covered Executives) or (ii) with day-to-day responsibility for the preparation of the Company’s financial statements, considering the culpability of any such person regarding the Restatement and whether such acts or omissions constituted misconduct.

The actions the Committee may elect to take against any such person, depending on all the facts and circumstances as determined during their review, could include (i) the

Effective as of November 30, 2023

recoupment of all or part of any bonus or other compensation paid to such person, (ii) disciplinary actions, up to and including termination, and (iii) the pursuit of other available remedies including legal action.

7.
Impracticability

The Committee shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 under the Exchange Act and the listing standards of Nasdaq.

8.
No Indemnification

The Company shall not indemnify any current or former Covered Executive against the loss of Erroneously Awarded Compensation, and shall not pay, or reimburse any Covered Executives, for any insurance policy to fund such executive’s potential recovery obligations.

9.
Acknowledgment

Each Covered Executive shall sign and return to the Company an Acknowledgement Form, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by the Policy whether or not such Covered Executive has executed and returned such Acknowledgment Form to the Company.

10.
Amendment

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by Nasdaq or such other national securities exchange on which the Company’s securities are then listed.

11.
Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights of recoupment or remedies that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, similar agreement, or policy and any other legal remedies available to the Company.

12.
Successors

This Policy shall be binding and enforceable against all Covered Executives and, to the extent required by applicable law or guidance from the SEC or Nasdaq, their administrators, beneficiaries, executors, heirs, or other legal representatives.

Effective as of November 30, 2023

13.
Venue

All actions arising out of or relating to this Policy shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action, in any state or federal court within the State of Delaware.

14.
Governing Law

This Policy shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

* * * * *

Effective as of November 30, 2023

Annex A

HUB GROUP, INC.

COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Hub Group, Inc. (the “Company”) Compensation Clawback Policy (the “Policy”). Capitalized terms used but not defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings set forth in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including by returning any Incentive-based Compensation subject to recovery under the Policy to the Company to the extent required by, and in a manner consistent with, the Policy.

Signature:

Name:

Date: